EXHIBIT

AGREEMENT OF JOINT FILING

The undersigned hereby agree that the statement on Schedule 13D filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: April 23, 2010	MONARCH POINTE FUND, LTD.

	By:	/s/ WILLIAM TACON
William Tacon, court appointed liquidator

Dated: April 23, 2010		/s/ WILLIAM TACON
William Tacon